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                                                                 EXHIBIT 10.11

               [LETTERHEAD OF INVENTA CORPORATION APPEARS HERE]

March 17, 1999


Tony Moretto
18715 Timoney Court
Leesburg, VA 20176

Dear Tony:

I am pleased to offer you the position of Sr. Vice President of Operations with Inventa Corporation. You will have responsibility for establishing and growing operations for the southeast region of the United States and implementing a standard operational model across all regions. You will be based in the Washington DC metropolitan area and will report to Dave Lavanty, President and CEO.

Your base salary will be $8,333.33, which is paid semi-monthly, and is equivalent to $200,000 when paid over a year. Salaries are reviewed at least once a year and are adjusted as needed in relation to individual performance and salaries in the marketplace. You will also be eligible to receive a quarterly bonus based on company and individual performance. The target bonus percentage for your position and salary grade level is 37.5% of your base salary or $75,000
annually.   The plan outline is attached.  You will receive a one time $25,000 sign on bonus contingent upon a start date of April 7/th/ and your Q2 and Q3 bonus target will be guaranteed at $37,500. Both bonuses will be payable within 7 days of your start date.

Under the terms of the company's Incentive Stock Option Plan, you will also receive an option to acquire 200,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date. This option will vest 25% (or 50,000 shares) on your start date, and ratably every month starting at month 13 of your employment over the next three years until fully vested after four years of employment. In the event of a change of control during your first or second year of employment with Inventa, 50% of your remaining unvested balance shall vest immediately upon completion of the change of control. You may receive additional option grants over time as a result of performance and/or added responsibilities. All option grants are, of course, subject to approval by the Inventa Board of Directors.

You will be entitled to the complete Inventa benefits package which is outlined in the enclosed Benefits Summary. Please feel free to call Katherine Chalk at 408-987-0220, ext. 352 or send e-mail to kchalk@inventa.com if you have any questions or would like more information on the benefits.

In addition, Should your employment with Inventa be terminated without Cause at any time, Inventa will continue to pay your base compensation for six (6) months after your effective termination date, as severance compensation.

Further, in the event your employment is terminated without Cause within six (6) months following a Change of Control ("Termination Following Change of Control") Inventa will:
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Tony Moretto
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A.   Continue to pay your base compensation for a period of twelve (12) months from the date of termination, or, if sooner, until the date you obtain other full-time employment, as severance compensation;

B. Pay all costs which Inventa would otherwise have incurred to maintain all of your health and welfare, and retirement benefits (either on the same or substantially equivalent terms and conditions) if you had continued to render services to Inventa for twelve (12) continuous months after the date of termination of employment, or, if sooner, until you obtain other full-time employment; and

C. Permit options granted to you which have not then vested to continue to vest in accordance with their stated vesting schedule(s) during the twelve
     (12) month period after the date of termination, and to be exercisable during such twelve (12) month period to the extent vested, including any options which would not otherwise have been exercisable during the first year after grant of such options.

During the period when such severance compensation is being paid to you, you agree not to (i) engage, directly or indirectly, in providing services to any other business, program or project that is competitive to a business, program or project being conducted by Inventa or any affiliate of Inventa at the time of such employment termination, or (ii) solicit, or attempt to solicit on behalf of yourself or any other party, any employee or exclusive consultant of Inventa.

Upon joining Inventa, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with the company. Your employment is at will which means either you or the company can terminate your employment at any time.

The United States government requires all new employees to present evidence of their identity and legal right to work in the this country within three days of the date they begin work. The enclosed "Lists of Acceptable Documents" show the documents you may present to fulfill these requirements. Please note you must either 1) present a document from List A or 2) present one document from List B and one document from List C. You will need to bring appropriate documents with you the day you report for work. If you elect to use a U.S. social security card as proof of employment eligibility, it must be an original card.
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Tony Moretto
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If you have any questions regarding this offer please feel free to contact me.
If this offer is acceptable to you, please indicate your acceptance and anticipated start date via e-mail to dave.lavanty@inventa.com. Once your confirmation and acceptance is received, we will send out a written offer on Inventa letter head for your formal signature. This offer is valid until Friday, March 19/th/, 1999.

Tony, we are committed to build Inventa into a world-class company. Of course, this will require dedication and hard work from all of us. We feel you would be a valuable addition to Inventa and look forward to having you as part of our team in meeting this challenge.

Sincerely,


/s/ David A. Lavanty
David A. Lavanty
President and CEO
Inventa Corporation



                         SIGNATURE: /s/ Antony H. Morretto
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                              DATE:  3/19/99
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                     STARTING DATE: April 7, 1999
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